Exhibit 99.1

OncoSec Board Rejects Alpha Holdings “Proposal”

and Announces New Special Meeting Date

Believes Alpha’s Contingency-Laden “Proposal” is a Blatant Attempt to Mislead Shareholders into Giving Alpha Control of OncoSec Before Alpha Makes Any Cash Investment and Potentially Without Making Any Investment At All

Believes CGP/Sirtex Transaction – Which Would Provide Immediate $30 Million in Funding to OncoSec – is Clearly Superior to Alpha’s “Proposal” that Provides No Immediate Capital, Would Take Months to Materialize and Requires that Numerous Conditions be Satisfied

OncoSec Could Run Out of Cash if Forced to Wait for Completion of Investment Provided for by Alpha “Proposal”

Leading Proxy Advisory Firm ISS has Evaluated Alpha Proposal and Reaffirmed Recommendation that Shareholders Should Vote FOR the CGP/Sirtex Transaction on the WHITE Proxy Card

Announces Special Meeting for Shareholders to Vote on CGP/Sirtex Transaction Will be Postponed to February 7, 2020 Due to Issues Related to Alpha’s Litigation

SAN DIEGO and PENNINGTON, N.J., January 16, 2020 – OncoSec Medical Incorporated (NASDAQ: ONCS) (the “Company” or “OncoSec”), a company developing late-stage intratumoral cancer immunotherapies, today announced that its Board of Directors (the “Board”) has determined the Alpha Holdings, Inc. (“Alpha”) proposal conveying a preliminary financing offer is not in the best interests of all shareholders.

After receiving Alpha’s offer, the Board appointed a Special Committee composed of independent directors to carefully evaluate Alpha’s proposal. Following its evaluation, the Special Committee unanimously recommended that the Company not pursue Alpha’s proposal due to numerous concerning and potentially value-destructive elements, and the Board agreed with this recommendation.

OncoSec continues to urge shareholders to vote on the WHITE proxy card FOR the proposed strategic investment by and partnership (the “CGP/Sirtex Transaction”) with Grand Decade Developments Limited, a wholly owned subsidiary of China Grand Pharmaceutical and Healthcare Holdings Limited (“CGP”), and its U.S. affiliate, Sirtex Medical US Holdings, Inc. (“Sirtex”).

OncoSec President and Chief Executive Officer, Daniel J. O’Connor, said, “Far from being an actual offer, Alpha’s ‘proposal’ appears to be merely a series of contingencies and conditions and highly unlikely to come to fruition. This egregious scheme would result in Alpha gaining control of OncoSec and its Board before making any capital investment in the Company. We fear that pursuing this course of action would result in the Company running out of cash before it is able to complete its clinical trials, and would rob shareholders of the potential to realize long-term value. Further, we cannot help but question Alpha’s true intentions, given that Alpha has had months to make an offer yet did not do so until the week of the announced date of the Special Meeting, and given the extraordinarily tight two-day expiration attached to its offer. In our view, this is nothing more than a last-minute attempt to confuse investors and gain votes on Alpha’s proxy card. Shareholders should ask themselves what this indicates about Alpha’s confidence that there is any shareholder support for its attempt to derail the CGP/Sirtex Transaction. In our view, Alpha’s actions speak volumes.”

In considering the Alpha “proposal,” the Board determined that it is not in the best interests of shareholders for the following reasons:

●	The Alpha “proposal” requires time OncoSec does not have. OncoSec needs funding now. Otherwise, it will run out of cash before it is able to complete its clinical studies. The CGP/Sirtex Transaction would solve this problem by providing immediate funding. Alpha’s plan, however, is predicated on numerous, complex contingencies and would take many months to take full effect, with no guarantee that all the conditions would be satisfied or that the tender offer would be consummated.

●

The Alpha “proposal” would give Alpha control of OncoSec before Alpha makes any capital investment in the Company. Completion of Alpha’s tender offer would result in Alpha owning a majority of OncoSec’s common stock and obtaining control of OncoSec’s Board (four out of seven seats) without Alpha making any capital investment in the Company. This is because Alpha’s proposal stipulates that it will not close the tender offer until all of its conditions are satisfied – including Alpha owning at least 50.1% of the Company’s common stock and receiving three additional Board seats (meaning control of the Board) following closing of the tender offer. This means that Alpha will gain a majority position in share ownership of the Company and on the Board following closing of the tender offer without a single dollar flowing to the Company for up to 6 months following execution of the transaction documents. Further, it could take up to 12 months following execution of the transaction documents for funding to be completed. Compare this to the CGP/Sirtex Transaction, which will not result in CGP and Sirtex obtaining control of the Board and will provide an immediate $30 million cash infusion.

●	The Alpha “proposal” could significantly dilute shareholders. Alpha’s “proposal” could significantly dilute shareholders and provides no guarantee that the second tranche of its proposed share issuance would be completed at a valuation at or above $2.50/share – meaning that this tranche could be completed at a lower valuation than that level. Additionally, accepting the Alpha “proposal” could essentially mean capping OncoSec’s stock price at $2.50/share, since there would be little incentive for investors to pay more than that.

●	The Alpha “proposal” would leave the Company without key leaders and without any plan. Alpha’s “proposal” would require the resignation of both OncoSec’s Chairman and its CEO, as well as one additional Board member. Further, Alpha provides no indication of any sort of strategic plan for the Company going forward should it gain control of OncoSec.

Notably, a leading independent proxy advisory firm, Institutional Shareholder Services Inc. (“ISS”), has reaffirmed its recommendation that shareholders vote “FOR” the CGP/Sirtex Transaction on the WHITE proxy card. In an update to its report, published on January 14th, ISS noted1:

●	“[G]iven the risks associated with this competing offer, as well as the fact that it was announced only three days before the Jan. 17, 2020 EGM, our original recommendation is unchanged at this time.”

●	ISS pointed to the uncertainties associated with Alpha’s offer, stating: “[T]he share issuances related to the first and second tranche could significantly dilute shareholders. Specifically, the potential dilution of the second tranche is uncertain, as it will depend on ONCS’ 30-day trading history at the time of disbursement, and could be done at a valuation below $2.50 per share.”

●	ISS also highlighted the risks associated with Alpha’s demand that OncoSec’s CEO and Chairman resign before the Alpha proposal could proceed, stating: “In addition, the disruption associated with resignations of the CEO and chairman without proposed immediate replacements could increase the downside risk for the remainder of each holder’s shares.”

1 Permission to quote third parties was neither sought nor obtained.

Update on Special Meeting Date

Separately, OncoSec today provided an update regarding the Company’s upcoming Special Meeting of Shareholders (the “Special Meeting”), originally scheduled to be held on January 17, 2020, at which OncoSec is seeking approval for the issuance of the shares needed for the CGP/Sirtex Transaction.

The Board has postponed the Special Meeting to 10:00 a.m., Eastern time, on February 7, 2020 to comply with scheduling requirements related to the pending litigation filed by Alpha against the Company on October 29, 2019. No changes have been made to the record date, location of the Special Meeting or the proposal to be brought before the Special Meeting. Shareholders who have already voted and do not wish to change their vote do not need to take any further action.

Mr. O’Connor said, “It is unfortunate that Alpha’s litigation has necessitated postponing the Special Meeting to vote on this important transaction. We believe that shareholders should have their voices heard in a free and unfettered vote and we will continue to work to ensure that happens.”

OncoSec urges shareholders to disregard Alpha’s proxy materials and proxy card. As Alpha advised in its definitive proxy statement filed on December 6, 2019, if you intend to vote FOR or ABSTAIN on the Strategic Partner Stock Issuance Proposal, you should utilize the Company’s WHITE proxy card to ensure that your votes are counted. Shareholders who previously voted using a blue proxy card sent by Alpha can subsequently revoke that proxy by following the instructions on the WHITE proxy card. Only your last dated proxy will count.

Additional information about the CGP/Sirtex Transaction and how to vote can be found at https://advancingoncosec.com/.

Vote “FOR” the CGP/Sirtex Transaction on the WHITE Proxy Card Today

If you have any questions on how to vote, please contact the Company’s proxy solicitor at the contact listed below:

509 Madison Avenue, Suite 1608

New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200

E-mail: ONCS@morrowsodali.com

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About CGP

CGP is a public company listed on the Hong Kong stock exchange with a market capitalization of approximately $1.8 billion USD. CGP develops, manufactures and distributes pharmaceutical products and medical devices to retailers and medical organizations. CGP currently distributes its products to approximately 6,000 hospitals and approximately 30,000 pharmacies and has a sales team of more than 2,000 employees. CGP also has significant experience in R&D and product commercialization in China. Such experience dealing with the relevant Chinese regulatory bodies makes CGP an ideal strategic partner for OncoSec as it looks to gain regulatory approval to introduce TAVO™ to the Chinese market. For more information, visit www.chinagrandpharm.com.

About Sirtex

Sirtex is a global healthcare business company with offices in the U.S., Australia, Europe and Asia, working to improve outcomes in people with cancer. Sirtex’s current lead product is a targeted radiation therapy for liver cancer called SIR-Spheres® Y-90 resin microspheres. More than 100,000 doses have been supplied to treat patients with liver cancer at more than 1,000 medical centers in over 40 countries. Sirtex’s global focus on drug development makes it a natural partner for the Company as it looks to develop and introduce TAVO™ into markets around the world. For more information, visit www.sirtex.com.

About OncoSec Medical Incorporated

OncoSec Medical Incorporated (the “Company,” “OncoSec,” “we” or “our”) is a late-stage biotechnology company focused on developing cytokine-based intratumoral immunotherapies to stimulate the body’s immune system to target and attack cancer. OncoSec’s lead immunotherapy investigational product candidate – TAVO™ (tavokinogene telseplasmid) – enables the intratumoral delivery of DNA-based interleukin-12 (IL-12), a naturally occurring protein with immune-stimulating functions. The technology, which employs electroporation, is designed to produce a controlled, localized expression of IL-12 in the tumor microenvironment, enabling the immune system to target and attack tumors throughout the body. OncoSec has built a deep and diverse clinical pipeline utilizing TAVOTM as a potential treatment for multiple cancer indications either as a monotherapy or in combination with leading checkpoint inhibitors; with the latter potentially enabling OncoSec to address a great unmet medical need in oncology: anti-PD-1 non-responders. Results from recently completed clinical studies of TAVOTM have demonstrated a local immune response, and subsequently, a systemic effect as either a monotherapy or combination treatment approach. In addition to TAVOTM, OncoSec is identifying and developing new DNA-encoded therapeutic candidates and tumor indications for use with its new Visceral Lesion Applicator (VLA), to target deep visceral lesions, such as liver, lung or pancreatic lesions. For more information, please visit www.oncosec.com.

TAVO™ trademark of OncoSec Medical Incorporated.

SIR-Spheres® is a registered trademark of Sirtex Medical US Holdings, Inc.

Risk Factors and Forward Looking Statements

This release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements provide the Company’s current beliefs, expectations and intentions regarding future events and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms). Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company intends these forward-looking statements to speak only at the time they are published on or as otherwise specified, and does not undertake to update or revise these statements as more information becomes available, except as required under federal securities laws and the rules and regulations of the Securities Exchange Commission (“SEC”). In particular, you should be aware that the CGP/Sirtex Transaction may not close or may close on materially different terms, that Alpha may succeed in obtaining the relief it seeks in its litigation against the Company, in whole or in part, even though the Company believes that Alpha’s litigation is entirely without merit and that the success and timing of our clinical trials, including safety and efficacy of our product candidates, patient accrual, unexpected or expected safety events, and the usability of data generated from our trials may differ and may not meet our estimated timelines. Please refer to the risk factors and other cautionary statements provided in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2019 and subsequent periodic and current reports filed with the SEC (each of which can be found at the SEC’s website www.sec.gov), as well as other factors described from time to time in the Company’s filings with the SEC.

Investor Contact:

Morrow Sodali

Chris Rice / Mike Verrechia

800-662-5200

ONCS@morrowsodali.com

Media Contacts

Gem Hopkins

Head of Corporate Communications

858-210-7334

ghopkins@oncosec.com

or

Sloane & Company

Dan Zacchei / Joe Germani, 212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com